EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-118746, No. 333-124105, No. 333-125423, No. 333-126821, and No. 333-162750 and Forms S-8 No. 333-132440, No. 333-164428, and No. 333-174448) of Ashford Hospitality Trust, Inc., and in the related Prospectuses of our report dated March 4, 2011 (except for Notes 1, 2, 6, 11, 19, 20, and 22 as to which the date is October 20, 2011), with respect to the consolidated financial statements of Ashford Hospitality Trust, Inc. and subsidiaries, included in this Current Report on Form 8-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
October 20, 2011